                                                                      EXHIBIT 15


May 7, 2004

The Shareholders and Board of Directors
American Express Company

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 2-46918, No. 2-59230, No. 2-64285, No. 2-73954, No. 2-89680, No.
33-01771, No. 33-02980, No. 33-28721, No. 33-33552, No. 33-36422, No. 33-48629,
No. 33-62124, No. 33-65008, No. 33-53801, No. 333-12683, No. 333-41779, No.
333-52699, No. 333-73111, No. 333-38238, and No. 333-98479; Form S-3 No.
2-89469, No. 33-43268, No. 33-50997, No. 333-32525, No. 333-45445, No.
333-47085, No. 333-55761, No. 333-51828 and No. 333-113768) of American Express
Company of our report dated May 7, 2004 relating to the unaudited consolidated interim financial statements of American Express Company that are included in its Form 10-Q for the three-month period ended March 31, 2004.


                                        /s/ Ernst & Young LLP

New York, New York